San Jose State University Foundation
              Sponsored Collaborative Research Agreement

THIS AGREEMENT is entered into and effective this 30TH day of MAR, 2000, by and between Ramen Bahuguna (hereinafter referred to as INVESTIGATOR), SAN JOSE STATE UNIVERSITY FOUNDATION (SJSUF), PO Box 720130, San Jose, CA 95172-0130, on behalf of SAN JOSE STATE UNIVERSITY (SJSU), and ADVANCED PRECISION TECHNOLOGY, Inc. (COMPANY), with offices at 61-B Rickenbacker Circle, Livermore, CA, 94550.

INVESTIGATOR, as an employee of SJSU, and COMPANY will enter into this agreement whereby they will collaborate on research relating to: DEVELOPMENT OF A MINIATURE FLAT FINGERPRINT SENSOR (the "RESEARCH PROJECT").

Therefore, in consideration of the promises set forth herein and for other good and valuable considerations, the parties agree as follows:

1.0 Terms of the Research Project

1.1 SJSU agrees to use reasonable efforts to perform the RESEARCH PROJECT, as described in Appendix A hereof, under the direction and supervision of the INVESTIGATOR for COMPANY in accordance with the terms and conditions of this Agreement.

1.2 COMPANY agrees to pay to SJSUF for the RESEARCH PROJECT a total of $24,000 dollars, in accordance with the budget described in the attached Appendix B of this Agreement, and COMPANY will remit such payment in accordance with the following schedule: 1st month payment of $8,000 due upon full execution of contract and will cover the 1st month of contract; full payments of $8,000 are due on the 1st of the month thereafter and required for continuance of project.

1.3 If this Agreement is terminated for any reason prior to the termination date cited in Article 8.1 below, COMPANY shall reimburse SJSUF for the actual costs incurred by SJSUF for the RESEARCH PROJECT through the date of termination, including those costs necessary to implement the early termination of this Agreement.

1.4 If this Agreement is terminated early by COMPANY pursuant to Article 8.2 hereof, costs reimbursed by COMPANY shall include, in addition to the costs described in Article 1.3, costs incurred by SJSUF as a result of non-cancellable obligations which may extend beyond the date of such early termination.

2.0 Information Disclosure

2.1 To facilitate the RESEARCH PROJECT anticipated hereunder, each party agrees to disclose to the other relevant information regarding the RESEARCH PROJECT. Each party agrees to keep the other informed of the conduct of the RESEARCH PROJECT and results thereof in a timely manner.

3.0 Confidential Information

3.1 The parties agree to receive, hold in confidence and not use for purposes other than those set forth in this Agreement, any information disclosed to them by the other party and indicated as being "Confidential Information." Each party shall take reasonable steps to protect the confidentiality of the other party's information. Further, the parties understand and agree that all the results of the RESEARCH PROJECT conducted under this Agreement shall be treated by the parties as secret and confidential subject to mutual agreement to the contrary. With respect to information disclosed by one party to the other, information shall not be deemed Confidential Information and therefore not subject to the obligations of non-disclosure set forth herein to the extent that such information:

    (a) at the time of disclosure is generally available to the public or known by the recipient of the CONFIDENTIAL INFORMATION, in the context disclosed by the disclosing party as evidenced by prior written documentation; or
    (b) subsequent to disclosure becomes generally available to the public in the context disclosed; or
    (c) is disclosed by another to a receiving party not in violation of any rights and/or obligations to a disclosing party.

The obligations of confidentiality shall automatically expire three (3) years after the expiration or termination of this Agreement.

4.0 Intellectual Property Ownership

4.1 Inventions or discoveries ("Intellectual Property") whether or not patentable which may arise from the RESEARCH PROJECT and which are made solely by an employee or agent of COMPANY shall be owned by COMPANY. Inventions or discoveries whether or not patentable which are made jointly by an employee or agent of COMPANY and SJSU shall be jointly owned by COMPANY and SJSU. Inventions or discoveries whether or not patentable which may arise from the RESEARCH PROJECT and which are made solely by an employee or agent of SJSU shall be owned by SJSU. In the event of a joint patentable invention, the parties agree to share equally in the costs of obtaining and maintaining such patent(s), U.S. and foreign. The parties agree to cooperate in the preparation and execution of documents necessary to effect such patent filings.

4.2 Inventions or discoveries ("Intellectual Property") shall not include:
    (a) that which is generally available to the public or generally known in the context disclosed by an inventing or discovering party as evidenced by prior written documentation and/or publications extant at the time of disclosure of the purported invention or discovery; or
    (b) subsequent to the disclosure, the purported invention or discovery, same becomes generally available for use by the public in the context disclosed; or
    (c) is that which is invented or discovered by another not in violation of any rights and/or obligations of a party to this agreement;

4.3 Upon the assignment of serial number by the U. S. Patent Office to any patent application(s) covering devices or techniques developed under this contract and provided title thereto is assigned to the COMPANY, COMPANY will provide an assignment bonus, in the form of a transfer of 250,000 shares of COMPANY investment common stock for each such assigned application to SJSUF.

5.0 Commercialization

5.1 The parties agree that in the event the RESEARCH PROJECT is deemed successful, COMPANY shall have the first right to negotiate the terms of a license to commercially exploit any and all results of the RESEARCH PROJECT, including but not limited to, patents, inventions, processes and any other novel or valuable information reflected in any medium which arises from the RESEARCH PROJECT. Notwithstanding the foregoing, SJSU and its affiliates retain a royalty-free license to make, have made, or use licensed product in connection with its own research, clinical and educational programs.

5.2 To the extent that SJSU is the sole and/or joint owner of Intellectual Property, whether or not patentable or patented, at any time during and as a direct result of this Agreement, at the request of COMPANY, SJSU agrees to grant COMPANY the right to negotiate an exclusive worldwide license under all such Intellectual Property to commercially exploit the inventions embodied therein, whether patented or not, at terms to be negotiated at that time taking into account the contributions of the COMPANY and the standards of the industry.

6.0 Independent Collaborators

6.1 The parties will be serving under this Agreement as independent collaborators. This Agreement shall not be deemed to establish a joint venture or partnership between SJSU and COMPANY. SJSU and COMPANY warrant and represent respectively that each is under no obligation inconsistent with the provisions of this Agreement and that each will not enter into any agreement with a third party, the terms of which may be inconsistent with the provisions of this Agreement.

7.0 Public Disclosure, Publication

7.1 COMPANY and SJSU agree that each will not use the name of the other party in publicity or other public disclosure in a manner which implies an endorsement by the other party of any product or project. Provided that no proprietary information is contained in such announcement or statement, SJSU and COMPANY shall be permitted, upon first seeking the consent of the other party, to announce and disclose the existence of this Agreement as a means of explaining the activities of their respective entities. Such consent shall not be unreasonably withheld.

7.2 SJSU and COMPANY shall have the right to publish scientific articles regarding the RESEARCH PROJECT hereunder, provided that such publication does not violate the confidentiality provisions herein and/or publication does not interfere or is not inconsistent with the pursuit of patent rights. Publication rights are subject to prior review and written consent within thirty (30) days of the other party, which consent will not be unreasonably withheld.

8.0 Term and Termination

8.1 Unless earlier terminated as provided elsewhere herein, this Agreement shall become effective upon execution of this document and shall terminate 3 months from date of execution unless a subsequent time extension, supplement, addition, continuation or renewal is mutually agreed upon in writing between the parties. In any event, the confidentiality obligation shall remain in effect for the term stated herein and in addition, paragraphs 3.0, 4.0, 5.0,
7.0 and 10.0 shall survive the termination or expiration of this Agreement.

8.2 Either party may terminate this Agreement by giving thirty (30) days prior written notice thereof to the other party. Termination of this Agreement, however achieved, shall not release the parties from their rights and obligations under Articles 1.0, 2.0, 3.0, 4.0, and 6.0.

9.0 Assignment

9.1 This Agreement, nor any rights or obligations hereunder, may not be assigned by either party without the written consent of the other.

10.0 Governing Law

10.1 The validity and interpretation of this Agreement and the legal relations of the parties shall be governed by the laws of the State of California.

11.0 Notices

11.1 All notices required by this agreement shall be by written instrument executed by the parties hereto and shall be directed to the following individuals:

For the University:       Maria Blake
                          San Jose State University Foundation
                          PO Box 720130
                          San Jose, CA. 95172-0130
                          408-924-1434

For the INVESTIGATOR:     Ramen Bahuguna
                          San Jose State University
                          Department of Physics
                          One Washington Square
                          San Jose, CA 95192-0106
                          408-924-5245

For COMPANY:              Bruce Pastorius
                          Advanced Precision Technology, Inc.
                          61-B Rickenbacker Circle
                          Livermore, CA 94550
                          925-447-6900

12.0 Liability and Insurance

12.1 Each party hereto agrees to be responsible and assume liability for its own wrongful or negligent acts or omissions or those of its officers, agents or employees to the full extent allowed by law. Each party warrants and represents that it has adequate liability insurance for the protection of itself and its officers, employees, and agents, while acting within the scope of their employment by the party.

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

13.0 Entire Agreement

13.1 This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof, and none of the terms of this Agreement shall be amended or modified except in writing signed by an officer of both parties.

The foregoing is acknowledged, understood and agreed to as evidenced by execution by an authorized representative of the parties in the spaces below. San Jose State University Foundation:




By: /s/ Terri Carmo                                3/29/00
   _______________________________________      _________________
    Terri Carmo                                     Date
    Director, Office of Sponsored Programs

COMPANY:

By: /s/ Bruce A. Pastorius                         3/30/00
   _______________________________________      ________________
    Bruce Pastorius                                 Date
    President,
    Advanced Precision Technology, Inc.



INVESTIGATOR

By: /s/ Ramen Bahuguna                             3/28/00
 __________________________________________     ________________
    Ramen Bahuguna                                  Date
    Professor of Physics

                              Appendix A

Research Plan for Flat Fingerprint Sensor

High resolution fiber optic fingerprint sensors are usually tapered to match the size of the available CCD. Unfortunately tapering adds bulk to the sensor. Bowker et. al. (U. S. Patent # 5,812,252, page 44) suggested a flat sensor in the form of a parallelogram which can be directly glued to a large CCD. This sensor, due to the special illumination geometry, would still be about an inch thick. Another drawback is that the refractive index of the fiber optic conduit has to be matched with the refractive index of the glue. Without proper matching, only a minimal amount of light will reach the detector due to internal reflection at the fiber-glue interface.

It is proposed to use reasonable best efforts to make the sensor compact similar in nature to those disclosed by Browker, et. al. using different illumination techniques. Also, research will be done to devise a method of transferring maximum amount of light to the detector.

                              Appendix B

                            Project Budget
Personnel
Ramen Bahuguna, PI
90 hrs                                       $  18,140

Fringe Benefits
92%                                          $     363

Facilities and Administrative Costs*
80% of project off-campus @ 26%              $   3,962
20% of project on-campus @ 47%               $   1,535

Total Costs                                  $  24,000

*The San Jose State University Foundation is a self-supported non-profit corporation established to advance the mission of the San Jose State University in its research and other education-related activities. F&A services are provided by the Foundation to externally funded projects and include facility use and related costs, proposal and contract management, technology commercialization, financial accounting, payroll, procurement, and human resource administration.

                             Amendment 1
                                 to
                San Jose State University Foundation
              Sponsored Collaborative Research Agreement

THIS amendment to the Prime AGREEMENT entered into 30th day of March, 2000, by and between Ramen Bahuguna (hereinafter referred to as INVESTIGATOR), SAN JOSE STATE UNIVERSITY FOUNDATION (SJSUF), PO Box 720130, San Jose, CA 95172-0130, on behalf of SAN JOSE STATE UNIVERSITY (SJSU), and ADVANCED PRECISION TECHNOLOGY, Inc. (COMPANY), with offices at 61-B Rickenbacker Circle, Livermore, CA, 94550.

INVESTIGATOR, as an employee of SJSU, and COMPANY will enter into this agreement whereby they will collaborate on research relating to: DEVELOPMENT OF A MINIATURE FLAT FINGERPRINT SENSOR (the "RESEARCH PROJECT").

Therefore, in consideration of the promises set forth herein and for other good and valuable considerations, the parties agree as the amendment as follows:

1.0 Terms of the Research Project

1.2A. COMPANY paid SJSUF for the RESEARCH PROJECT a total of $24,000 dollars for Prime Research Agreement, in accordance with the budget described in the attached Appendix B of this Agreement.

1.2B COMPANY agrees to pay to SJSUF for RESEARCH PROJECT a total of $27,000 dollars for the period 7/1/00 -12/31/00, in accordance with the budget described in the attached Appendix C of this Agreement, and COMPANY will remit such payment in accordance with the following schedule: 1st month payment of $9,000 due upon full execution of contract and will cover the 1st month of contract; full payments of $9,000 are due on 9/l/00 and 10/1/00 and are required for continuance of project.

No other amendments to this Subcontract shall be recognized. All previous articles not modified in this amendment shall remain the same.

The foregoing is acknowledged, understood and agreed to as evidenced by execution by an authorized representative of the parties in the spaces below, and the parties have executed this Amendment to Research Agreement as of the date thereof.

San Jose State University Foundation:

By: /s/ Jerri Carmo                                      8/21/00
   _________________________________________________   ___________
       Jerri Carmo                                        Date
        Director, Office of Sponsored Programs

COMPANY:

By: /s/ Bruce Pastorius                                  8/23/00
   _________________________________________________    ___________
     Bruce Pastorius                                      Date
     President, Advanced Precision Technology, Inc.


INVESTIGATOR:

By: /s/ Ramen Bahuguna                                   8/3/2000
    _________________________________________________   ___________
        Ramen Bahuguna                                      Date
        Professor of Physics

                              Appendix C

                            Project Budget

                                                      7/1/00-12/31/00
                                                         Amendment 1
                                                      _______________
Personnel
Ramen Bahuguna, PI -90 hrs                             $  17,816

Student Assistant
 $15/hr x. 198.5 hrs (7/l/00-9/30/00)                  $   3,000

Facilities and Administrative Costs*
80% of project off-campus @ 26%                        $   4,457
20% of project on-campus @ 47%                         $   1,727

Total Costs                                            $  27,000

*The San Jose State University Foundation is a self-supported non-profit corporation established to advance the mission of the San Jose State University in its research and other education-related activities. F&A services are provided by the Foundation to externally funded projects and include facility use and related costs, proposal and contract management, technology commercialization, financial accounting, payroll, procurement, and human resource administration.